                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                          Polymedica Industries, Inc.
                (Name of Registrant as Specified In Its Charter)

                          Polymedica Industries, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

                          POLYMEDICA INDUSTRIES, INC.
                                11 STATE STREET
                          WOBURN, MASSACHUSETTS 01801

                 NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 12, 1996

     The 1996 Annual Meeting of Stockholders of PolyMedica Industries, Inc. (the "Company") will be held at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts 02109, on Thursday, September 12, 1996, at 9:00 a.m., local time, to consider and act upon the following matters:

     1. To elect two Class II Directors for three year terms expiring at the Company's 1999 Annual Meeting of Stockholders.

     2. To approve an amendment to the Company's 1990 Stock Option Plan (the "Stock Option Plan") increasing from 2,000,000 to 2,400,000 the number of shares of Common Stock available for issuance under the Plan.

     3. To approve an amendment to the Company's 1992 Directors' Stock Option Plan (the "Directors' Plan") increasing from 63,000 to 200,000 the number of shares of Common Stock available for issuance under the Plan.

     4. To ratify the selection by the Board of Directors of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as the Company's independent accountants for fiscal 1997.

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on July 28, 1996, are entitled to notice of, and to vote at, the meeting. The stock transfer books of the Company will remain open for the purchase and sale of the Company's Common Stock.

     All stockholders are cordially invited to attend the meeting.

                                            By Order of the Board of Directors,

                                            /s/  ERIC G. WALTERS

                                            ERIC G. WALTERS, Clerk

Woburn, Massachusetts
August 5, 1996

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                          POLYMEDICA INDUSTRIES, INC.

                                11 STATE STREET
                          WOBURN, MASSACHUSETTS 01801

          PROXY STATEMENT FOR THE 1996 ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 12, 1996

                                GENERAL MATTERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of PolyMedica Industries, Inc. (the "Company" or "PolyMedica") for use at the 1996 Annual Meeting of Stockholders to be held on September 12, 1996, and at any adjournment or adjournments of that meeting. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to the Clerk of the Company.

     The Company's Annual Report for the fiscal year ended March 31, 1996, is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about August 5, 1996.

     All shares and per share price information set forth in this Proxy Statement have been restated to give effect to the 5% common stock dividend paid on October 28, 1994, to holders of record of the Company's Common Stock as of October 14, 1994.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED MARCH 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT FOR EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO THE TREASURER, POLYMEDICA INDUSTRIES, INC., 11 STATE STREET, WOBURN, MA 01801.

VOTING SECURITIES AND VOTES REQUIRED

     On July 28, 1996, the record date for the determination of stockholders entitled to notice of and to vote at the meeting, there were outstanding and entitled to vote an aggregate of 8,157,417 shares of Common Stock of the Company, $.01 par value per share ("Common Stock"). Each share of Common Stock is entitled to one vote.

     The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

     The affirmative vote of holders of a plurality of the shares of Common Stock present, or represented, and entitled to vote at the Annual Meeting is required for the election of Directors. The affirmative vote of the holders of a majority of the shares of Common Stock present, or represented, and entitled to vote is required to approve the proposals to amend the Company's Stock Option Plan and Directors' Plan. The affirmative vote of the holders of a majority of the shares of Common Stock present, or represented, and entitled to vote on the matter is required for the approval of the ratification of the selection of the Company's accountants.

     Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the election of Directors, the approval of the amendments to the Stock Option Plan and Directors' Plan or the ratification of the selection of the Company's accountants.

SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of June 30, 1996, with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company who beneficially owns more than 5% of the outstanding shares of Common Stock; (ii) each director and nominee for director;
(iii) each executive officer named in the Summary Compensation Table under the heading "Compensation of Executive Officers" below and (iv) all directors and executive officers of the Company as a group.


     The number of shares of Common Stock beneficially owned by each director or executive officer is determined under the rules of the Securities and Exchange
Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after June 30, 1996 through the exercise of any stock option or other right to acquire stock in the Company. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

                                                                   NUMBER               PERCENTAGE
                                                                 OF SHARES              OF SHARES
                                                                BENEFICIALLY           BENEFICIALLY
             NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNED(1)                OWNED
- --------------------------------------------------------------  ------------           ------------
John Hancock Mutual Life Insurance Company(2).................       542,417              6.2%
     200 Clarendon Street
     Boston, MA 02116
Kennedy Capital Management....................................       531,900              6.5%
     10829 Olive Boulevard
     St. Louis, MO 63141
U.S. Bancorp(3)...............................................       516,500              6.3%
     111 S. W. Fifth Avenue
     Portland, OR 97208
Steven J. Lee(4)..............................................       493,197              5.8%
Michael Szycher Ph.D.(5)......................................       446,721              5.4%
Arthur A. Siciliano, Ph.D.(6).................................       225,146              2.7%
Richard H. Bard(7)............................................       202,213              2.5%
Robert J. Zappa(8)............................................       163,807              2.0%
Eric G. Walters(9)............................................       146,093              1.8%
Daniel S. Bernstein, M.D.(10).................................        18,237               *
Marcia J. Hooper(11)..........................................        11,288               *
Frank W. LoGerfo, M.D.(12)....................................         5,250               *
Thomas S. Soltys, Jr.(13).....................................         2,625               *
All directors and executive officers as a group (11
  persons)(14)................................................     1,902,248             20.5%

- ---------------

  *  Represents holdings of less than one percent.

 (1) The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to the information contained in the footnotes to this table. Amounts shown include shares issuable pursuant to the exercise of options that are exercisable within 60 days of June 30, 1996.

 (2) Represents shares of Common Stock issuable upon the exercise of a stock purchase warrant with an exercise price of $5.19 per share issued in connection the sale by a subsidiary of the Company of $25 million 10.9% Guaranteed Senior Secured Notes due January 31, 2003, to John Hancock Mutual Life Insurance Company.

 (3) Based upon a Schedule 13G filed by U.S. Bancorp pursuant to the Exchange Act and the rules promulgated thereunder reporting the beneficial ownership by it of 516,500 shares of the Company's Common Stock as of December 31, 1995. U.S. Bancorp has shared voting power and shared investment power with respect to all shares of Common Stock beneficially owned by it.

 (4) Includes 92,084 shares held by a family trust for which Mr. Lee and his spouse are beneficiaries and 369,147 shares issuable upon exercise of outstanding stock options held by Mr. Lee. See "Fiscal Year-End Option Table" below.

 (5) Includes 183,047 shares issuable upon exercise of outstanding stock options held by Dr. Szycher. See "Fiscal Year-End Option Table" below. In connection with the distribution of the Company's shareholdings in its subsidiary, CardioTech International, Inc. ("CardioTech") to the Company's stockholders, Dr. Szycher resigned effective June 12, 1996 as the Company's Chairman and Chief Technical Officer in order to serve as Chairman and Chief Executive Officer of CardioTech.

 (6) Includes 162,373 shares issuable upon exercise of outstanding stock options held by Dr. Siciliano. See "Fiscal Year-End Option Table" below.

 (7) Includes 179,527 shares owned by Bard & Co. Inc., of which Mr. Bard is the Chairman and Chief Executive Officer, and 22,687 shares issuable upon exercise of outstanding stock options held by Mr. Bard. Mr. Bard is the sole stockholder of Bard & Co., Inc., and has sole investment power and sole voting power over all shares held by Bard & Co., Inc.

 (8) Includes 87,832 shares issuable upon exercise of outstanding stock options held by Mr. Zappa. See "Fiscal Year-End Option Table" below.

 (9) Includes 125,333 shares issuable upon exercise of outstanding stock options held by Mr. Walters. See "Fiscal Year-End Option Table" below.

(10) Includes 10,500 shares issuable upon exercise of outstanding stock options, and 4,620 shares held by Dr. Bernstein in an IRA account for his benefit.

(11) Includes 10,500 shares issuable upon exercise of outstanding stock options held by Ms. Hooper.

(12) Includes 5,250 shares issuable upon exercise of outstanding stock options held by Dr. LoGerfo.

(13) Includes 2,625 shares issuable upon exercise of an outstanding stock option held by Mr. Soltys.

(14) Includes 1,106,701 shares issuable upon exercise of outstanding stock options. See "Fiscal Year-End Option Table" below.

                             ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of two Class I Directors, two Class II Directors, and two Class III Directors. The Class I, Class II, and Class III Directors have been elected to serve until the annual meetings of stockholders to be held in 1998, 1996, and 1997, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, one class of directors is elected for a term of three years. There is currently one vacancy among the Class III Directors due to the resignation of Dr. Szycher in June 1996 in connection with the spinoff of CardioTech. The Board of Directors may, at its option, appoint an individual to fill this vacancy.

     The persons named in the enclosed proxy will vote to elect as Class II Directors Richard H. Bard and Thomas S. Soltys, Jr., the Class II nominees named below, unless the proxy is marked otherwise. Messrs. Bard and Soltys are currently Class II Directors of the Company.

     Messrs. Bard and Soltys will be elected to hold office until the 1999 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Messrs. Bard and Soltys have indicated their willingness to serve, if elected; however, if Messrs. Bard and Soltys should be unable to serve, the proxies may be voted for a substitute nominee designated by the Board of Directors. It is not presently contemplated that either of the nominees will be unavailable to serve as directors.

     The following table sets forth the name, age, length of service as a director of each member of the Board of Directors, including the nominees for Class II Directors, information given by each concerning all positions he or she holds with the Company, his or her principal occupation and business experience for the past five years and the names of other publicly-held companies of which he or she serves as a director. Information with respect to the number of shares of Common Stock of the Company beneficially owned by him or her on June 30, 1996, and the percentage of all outstanding shares of Common Stock owned by him or her on such date appears above under the caption "Security Ownership and Certain Beneficial Owners and Management."

                               NOMINEES FOR TERM
                               TO EXPIRE IN 1996
                              (CLASS II DIRECTORS)

RICHARD H. BARD, age 48, has been a director since 1992.

  Mr. Bard is currently the Chief Executive Officer of Bard & Co., Inc., and has been a director and Chief Executive Officer of Optical Security Group, Inc. since September 1993. He served as Vice Chairman of ComputerLand Corporation, and Chief Executive Officer of ComputerLand International, Inc. from 1989 to 1991; Chief Executive Officer of CoastAmerica Corporation from 1986 to 1988; and President and Chief Operating Officer of FoxMeyer Corporation from 1978 to 1986.

THOMAS S. SOLTYS, JR., age 48, has been a director since March 1996.

  Mr. Soltys has served as President of Boston Special Risks Insurance Agency, Inc. since 1988 and has been its sole owner since 1994.

                             DIRECTORS WHOSE TERMS
                                 EXPIRE IN 1997
                             (CLASS III DIRECTORS)

STEVEN J. LEE, age 49, has been a director since 1990.

  Mr. Lee has served as Chairman since June 1996 and Chief Executive Officer and a director of the Company since 1990. He served as President of the Company from 1990 through June 1996. Before joining the Company, he served as manager in the Mergers and Acquisitions practice at Coopers & Lybrand from March 1990 to May 1990. Previously, he was President and a director of Shawmut National Ventures from November 1987 to March 1990, and served as President, Chief Executive Officer and a director of RepliGen Corporation from 1984 to 1986. Currently he is a director of Commonwealth BioVentures, Inc. and Fibersense Technology Corporation.

DANIEL S. BERNSTEIN, M.D., age 69, has been a director since 1992.

  Dr. Bernstein has been a physician at Brigham and Women's Hospital, Boston, Massachusetts, since 1993; a lecturer at Harvard Medical School, Cambridge, Massachusetts, since 1993; and Clinical Professor of Medicine Emeritus, Boston University School of Medicine since 1973.

                             DIRECTORS WHOSE TERMS
                                 EXPIRE IN 1998
                              (CLASS I DIRECTORS)

FRANK W. LOGERFO, M.D., age 55, has been a director since 1994.

  Dr. LoGerfo has been Attending Surgeon; Associate Chairman for Research, Department of Surgery; and Chief, Division of Vascular Surgery, Deaconess Hospital since 1987. Dr. LoGerfo has served as Professor of Surgery at Harvard Medical School since 1991.

MARCIA J. HOOPER, age 42, has been a director since 1991.

  Ms. Hooper is a Vice President of Advent International, Inc. Ms. Hooper served as General Partner of three venture capital funds of Ampersand Ventures from 1985 to 1993 and served as General Partner of Viking Capital Limited Partnership from 1993 to April 1996.

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Audit Committee of the Board of Directors which provides the opportunity for direct contact between the Company's independent public accountants and the Board. The Audit Committee has responsibility for recommending the appointment of the Company's independent public accountants, reviewing the scope and results of audits and reviewing the Company's internal accounting control policies and procedures. In the year ended March 31, 1996, the Audit Committee included Mr. Bard and Ms. Hooper and held one meeting.

     The Company also has a standing Compensation Committee of the Board of Directors which provides recommendations to the Board regarding executive and employee compensation programs of the Company. The Compensation Committee also administers the Company's Stock Option Plan, the Directors' Plan, and other employee stock benefits plans. In the year ended March 31, 1996, Compensation Committee members included Ms. Hooper and Drs. Bernstein and LoGerfo, and held three meetings.

     The Company also has a standing Executive Committee which provides assistance to the Board of Directors. In the year ended March 31, 1996, Executive Committee members included Messrs. Lee and Bard and Ms. Hooper. Because the full Board of Directors had frequent meetings, no meetings of the Executive Committee were held in the year ended March 31, 1996.

     The Board of Directors held eight meetings during the year ended March 31, 1996. All directors attended at least 75% of the total number of meetings of the Board of Directors except Mr. Bard, who attended 63% of such meetings. All directors attended at least 75% of all committee meetings on which he or she served except Mr. Bard who did not attend the Audit Committee meeting.

     There are no family relationships between or among any officers or directors of the Company.

DIRECTORS' COMPENSATION

     Outside directors receive: (i) expense reimbursement and (ii) beginning July 15, 1996, $12,500 in annual cash compensation for attending Board and Committee Meetings. Directors who are officers or employees of the Company do not receive any additional compensation for their services as directors.

     Outside directors are entitled to participate in the Directors' Plan, which provides for automatic grants of non-qualified stock options to members of the Company's Board of Directors who are not employees of the Company. The Directors' Plan provides that (1) each eligible director will be granted an option to purchase 2,625 shares of Common Stock upon his or her initial election as a director and (2) each director will also be granted an option to purchase 2,625 shares in September of each year. Effective July 15, 1996, the Board of Directors amended the Directors' Plan to increase the annual option grant to 7,500 shares for each director. Under the terms of the Directors' Plan, no director will be granted more than one such option in any calendar year.

     Under the Directors' Plan, Drs. Bernstein and LoGerfo, Ms. Hooper, and Mr. Bard each were granted an option to purchase 2,625 shares of Common Stock (exercisable at $9.1875 per share) in September 1995. Mr. Soltys was granted an option to purchase 2,625 shares of Common Stock (exercisable at $8.00 per share) upon his appointment to the Board of Directors in March 1996.

     The Directors' Plan is administered by the Board of Directors. The exercise price of options granted under the Plan equals 100% of the fair market value of Common Stock as of the date of grant. The term of each option is ten years, and options vest immediately. Options generally are not assignable except by will or by the laws of descent and distribution.

COMPENSATION OF EXECUTIVE OFFICERS

     Summary Compensation Table. The following table sets forth certain information with respect to the annual and long-term compensation for each of the last three fiscal years of the Company's President and Chief Executive
Officer and the Company's other four most highly compensated executive officers who were serving as executive officers on March 31, 1996:

                           SUMMARY COMPENSATION TABLE


                                                                                     LONG-TERM COMPENSATION
                                                    ANNUAL COMPENSATION             -------------------------
                                             ----------------------------------     SECURITIES
                                                                   OTHER ANNUAL     UNDERLYING    ALL OTHER
        NAME AND PRINCIPAL                    SALARY     BONUS     COMPENSATION      OPTIONS     COMPENSATION
             POSITION               YEAR        $        (1)($)       ($)(2)          (#)(4)         (5)
- ----------------------------------  ----     --------   --------   ------------     ----------   ------------
Steven J. Lee                       1996     $246,181   $142,000      $4,500(3)        30,000       $1,043
  President and                     1995      230,816    187,500       4,500(3)       131,250          965
  Chief Executive Officer           1994      209,200    125,000       4,620(3)        13,125          884
Michael Szycher, Ph.D.(6)           1996      229,554     34,000       2,492(3)        30,000        2,619
  Former Chairman and               1995      231,785    132,500       4,500(3)       131,250        2,421
  Chief Technical Officer           1994      214,048    120,000       4,620(3)        13,125        2,223
Arthur A. Siciliano, Ph.D.          1996      183,414     59,000       4,561(3)        22,000        1,283
  Executive Vice President          1995      147,153     57,000       4,819(3)        78,750          874
                                    1994      125,557     55,000       5,130(3)         7,875          768
Eric G. Walters                     1996      135,432     50,000       4,579(3)        16,000          295
  Chief Financial Officer,          1995      126,841     46,500       4,570(3)        36,750          271
  Treasurer and Clerk               1994      117,979     45,000       4,793(3)         6,300          241
Robert J. Zappa                     1996      129,387     48,000       4,467(3)        21,000          805
  President, PolyMedica             1995      124,672     46,500       4,942(3)        36,750          740
  Healthcare, Inc.                  1994      112,205     35,000       4,416(3)         7,875          653

- ---------------

(1) These amounts were either paid or accrued in the year shown.

(2) Other compensation in the form of perquisites and other personal benefits has been omitted in those instances where such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total salary and bonus for each named executive officer for such year.

(3) Represents the Company's matching cash contribution paid or accrued under the Company's 401(k) Plan.

(4) Represents options granted under the 1990 Stock Option Plan.

(5) Represents the taxable portion of group term life insurance paid by the Company.

(6) Dr. Szycher resigned from his employment with the Company in June 1996 in connection with the spinoff of CardioTech.



     Option Grant Table. The following table sets forth certain information regarding options granted during the year ended March 31, 1996 by the Company to the executive officers in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE VALUE
                              NUMBER OF      PERCENT OF                               AT ASSUMED ANNUAL RATES OF
                             SECURITIES     TOTAL OPTIONS    EXERCISE                STOCK PRICE APPRECIATION FOR
                             UNDERLYING      GRANTED TO         OR                          OPTION TERM(4)
                               OPTIONS      EMPLOYEES IN    BASE PRICE   EXPIRATION  ----------------------------
           NAME             GRANTED(#)(1)     YEAR 1996     ($/SH)(2)     DATE(3)         5%             10%
- --------------------------- -------------   -------------   ----------   ----------  -------------  -------------
Steven J. Lee..............    20,000            8.88%        $ 5.75       06/08/05     $72,323       $ 183,280
                               10,000            4.44%          6.13       12/14/05      38,520          97,617
Michael Szycher, Ph.D......    20,000            8.88%          5.75       06/08/05      72,323         183,280
                               10,000            4.44%          6.13       12/14/05      38,520          97,617
Arthur A. Siciliano,
  Ph.D.....................    12,000            5.33%          5.75       06/08/05      43,394         109,968
                               10,000            4.44%          6.13       12/14/05      38,520          97,617
Eric G. Walters............     6,000            2.66%          5.75       06/08/05      21,697          54,984
                               10,000            4.44%          6.13       12/14/05      38,520          97,617
Robert J. Zappa............    11,000            4.88%          5.75       06/08/05      39,778         100,804
                               10,000            4.44%          6.13       12/14/05      38,520          97,617

- ---------------

(1) The Company granted options to acquire 30,000 shares to Mr. Lee, 30,000 shares to Dr. Szycher, 22,000 shares to Dr. Siciliano, 16,000 shares to Mr. Walters and 21,000 shares to Mr. Zappa, of which options 10,000, 10,000, 6,000, 3,000, and 9,000, respectively, vested immediately with the remainder vesting over twelve equal quarterly installments, commencing with the date of grant.

(2) The exercise price is equal to the fair market value of the Company's Common Stock on the date of grant.

(3) Options expire at the end of the option term, which is ten years from the date of grant.

(4) Amounts represent hypothetical gains that could be achieved for options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date options are granted.


     Fiscal Year-End Option Table. The following table sets forth certain information regarding stock options exercised during the year ended March 31, 1996 and stock options held as of March 31, 1996 by the executive officers named in the Summary Compensation Table:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

                                                                   NUMBER OF                        VALUE OF
                                                             SECURITIES UNDERLYING                UNEXERCISED
                                                             UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS
                                 SHARES        VALUE          FISCAL YEAR END (#)            FISCAL YEAR END ($)(1)
                              ACQUIRED ON     REALIZED    ----------------------------    ----------------------------
           NAME               EXERCISE (#)      ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- ---------------------------   ------------    --------    -----------    -------------    -----------    -------------
Steven J. Lee..............         0            $0         359,829          42,337        $ 732,262       $ 117,160
Michael Szycher, Ph.D......         0             0         368,781          42,337          803,007         117,160
Arthur A. Siciliano,
  Ph.D.....................         0             0         156,010          30,481          328,901          81,553
Eric G. Walters............         0             0         121,975          17,852          261,233          42,136
Robert J. Zappa............         0             0          89,303          17,318          155,759          41,104

- ---------------

(1) Total value of "in-the-money" unexercised options is based on the difference between the last sales price of the Company's Common Stock on the American Stock Exchange on March 31, 1996 ($7.75 per share) and the exercise price of the "in-the-money" options, multiplied by the number of "in-the-money" option shares.

EMPLOYMENT AGREEMENTS

     In 1990, the Company entered into employment agreements with Mr. Lee and Drs. Szycher and Siciliano, in 1991 with Mr. Walters, and in 1992 with Mr. Zappa, pursuant to which each individual agreed to serve as an officer of the Company. Pursuant to the terms of the employment agreements, the officer receives an annual base salary which is reviewed annually by the Board of Directors. Each officer is entitled to receive an annual bonus payment in an amount, if any, to be determined by the Compensation Committee of the Board of Directors. The employment agreements, as amended to date, extend to November 30, 1997 for Dr. Szycher, to March 31, 1998 for Mr. Zappa, to May 31, 1998 for Dr. Siciliano and Mr. Walters, and to November 30, 1998 for Mr. Lee. In connection with the Company's spinoff of its subsidiary, CardioTech, to its stockholders in June 1996, Dr. Szycher resigned as the Company's Chairman and Chief Technical Officer and his employment agreement was terminated.

     The term of the employment agreements will also be deemed to continue on a month-to-month basis if not expressly extended while each officer remains employed by the Company. Both the officer and the Company have the right to terminate an employment agreement at any time with or without cause upon 30 days' prior written notice. In the event that the Company terminates an employment agreement without cause or an officer terminates his employment for good reason (as defined in the agreement) following a change of control (as defined in the agreement), such officer will be entitled to receive his base salary at termination for the longer of one year or the remainder of his employment period up to a maximum of eighteen months. In the event of a change in control, following which an executive's employment is terminated other than for cause including, without limitation, the failure to renew an employment contract within two years following such change in control (as defined in the agreement), such executive will receive 2.99 times his annual compensation. Each officer has also agreed not to compete with the Company for one year following termination of his employment.

     Pursuant to these agreements, Mr. Lee, Dr. Siciliano, Mr. Walters, and Mr. Zappa currently receive a base salary of $235,872, $220,000, $130,889, and $130,000, respectively.

REPORT OF THE COMPENSATION COMMITTEE

     The Company's executive compensation program is administered by a standing Compensation Committee composed of three non-employee directors. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board of Directors. The Company's executive compensation program is designed to retain and reward senior executives who will lead the Company and achieve business objectives within the markets in which the Company competes.

  Compensation Philosophy

     The objectives of the Company's compensation programs are to align business objectives with a combination of base pay, bonuses and stock options tailored toward individual performance. In a competitive environment, it is important that the Company be able to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Company's executive compensation philosophy is based upon the following principles:

  I.  Competitive and Fair Compensation

          With respect to fiscal 1996 compensation, the Company based compensation decisions in part on a 1993 study. In 1993, the Company hired the accounting firm of Coopers & Lybrand to review the compensation structure for the Company's executive officers and to make recommendations to the Compensation Committee with respect to base salary, performance-based bonuses and stock-based compensation, with the intent to compensate the Company's executive officers in the highest quartile of comparable entities.

          The Company seeks to achieve a symmetry between the compensation paid to a particular individual with the contribution made by that individual in the achievement of the Company's objectives.

II.  Business Plan and Goals

          The Company holds strategic planning sessions approximately four times each year to review its strategic and business plan goals including such factors as achievement of operating budgets, licensing, development of alliances with third parties, introduction of new processes and products, manufacturing efficiencies, raising of capital, potential acquisitions and overall performance relative to its competitors. The performance of each officer is evaluated by the Board with respect to how that officer can best contribute to achieving the business plan and goals.

III.  Executive Compensation Program

          Annual compensation for executive officers consists of the following three fundamental elements:

          - A base salary within an established competitive salary range that is determined by individual contributions and sustained performance.

          - An annual bonus structure tied to the achievement of corporate financial performance measures as well as the achievement of individual business-related objectives.

          - A long-term incentive program afforded by stock options.

          Prior to determining base salary, cash bonuses and stock options for fiscal 1996, the Compensation Committee reviewed the extent to which each executive officer had achieved certain business objectives and analyzed its recommendations in light of companies at comparable stages of development and similar capitalization. Each of these three elements of compensation is discussed below.

          Base Salary. Coopers & Lybrand provided the Compensation Committee with a survey of salary levels of competitors in the biotechnology and healthcare industries and those companies that have recently completed initial public offerings. Based on this survey, the Company established a base salary for each of the executive officers effective as of September 1993.

          Bonuses. The Company's 1996 Executive Incentive Compensation Plan (the "Incentive Plan") provided for a cash pool to be paid out on the basis of achievement of specified individual, financial and strategic targets and objectives of the Company, including appreciation of the Company's stock, profitability and revenue targets, research and development activities, and new product introductions.

     Bonuses may be earned through the achievement of a combination of these targets and objectives. The bonuses are paid at the beginning of each fiscal year with respect to the achievement of targets in the prior fiscal year.

          Long-Term Incentive Compensation. The Company's long-term incentive compensation program is implemented through the periodic grant of stock options. The Company's stock option program promotes a long-term congruity of interest between the Company's employees and its stockholders and assists in the retention of executives. The number of shares to be granted to each participant generally reflects the position of the executive within the Company and his or her contributions to the Company's achievement of the business plan and goals. Stock options are granted at the current market price and generally vest over a three-year period to encourage key employees to continue in the employ of the Company.

          Benefits. The Company's executive officers are entitled to receive medical benefits and life insurance benefits. They participate in the Company's 401(k) plan, to which the Company will make matching cash contributions and the 1992 Employee Stock Purchase Plan, which allows participants to purchase shares at a discount of approximately 15% from the fair market value at the beginning or end of the applicable purchase period. The above benefits are available to the Company's employees, including executive officers.

          Summary of Compensation of Chief Executive Officer. In fiscal 1996, the Company's President and Chief Executive Officer, Steven J. Lee, received salary and bonus compensation of $388,181, including base salary, beginning on April 1, 1995, at the annual rate of $235,872 and Incentive Plan bonus compensation of $142,000, the maximum bonus available under the Incentive Plan. The Compensation Committee has set Mr. Lee's total annual compensation including compensation derived from the Incentive Plan and the grant of stock options under the Stock Option Plan at a level it believes to be competitive. Mr. Lee's bonus compensation for fiscal 1996 reflected the achievement of a combination of the Company's financial and strategic goals.

                                            Compensation Committee

                                            Daniel S. Bernstein, M.D.
                                            Frank W. LoGerfo, M.D.
                                            Marcia J. Hooper

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee are Ms. Hooper and Drs. Bernstein and LoGerfo. No member of the Compensation Committee was at any time during fiscal 1996, or formerly, an officer or employee of the Company or any subsidiary of the Company, nor has any member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

COMPARATIVE STOCK PERFORMANCE

     The stock performance graph below compares the cumulative stockholder return on the Common Stock of the Company for the period from March 5, 1992, to March 31, 1992, and through the years ended March 31, 1993, 1994, 1995 and 1996 with the cumulative total return on (i) the Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Composite Index"), (ii) the American Stock Exchange Composite Index (U.S. Companies) (the "AMEX Composite Index"), and (iii) a peer index determined by the Company (assuming the investment of $100 in the Company's Common Stock and each index on March 5, 1992, and reinvestment of all dividends). The peer index consists of Abiomed Inc., Biomet, Inc., InnerDyne, Inc., Datascope Corp., Electro-Catheter Corp., Gish Biomedical, Inc., Luther Medical Products, Inc., Cygnus Therapeutic Systems, and Quest Medical, Inc. Measurement points are on March 5, 1992, and March 31, 1992, 1993, 1994, 1995 and 1996.

     The following companies were formerly included in the Company's peer index and were no longer publicly traded as of March 31, 1995: Advanced Medical Products, Inc., Advanced Interventional Systems, Inc., Namic U.S.A. Corp., and Pace Medical, Inc. Heart Technology, Inc. was formerly included in the Company's peer index and was no longer publicly traded as of March 31, 1996. Accordingly, data for these companies is unavailable for inclusion in the March 31, 1995 and 1996 peer index, respectively, on the stock performance graph.

     Effective March 30, 1995, the Company's Common Stock commenced trading on the American Stock Exchange under the symbol "PM". Therefore, the stock performance graph for 1996 includes the AMEX Composite Index.

                             3/5/1992  3/31/1992  3/31/1993  3/31/1994  3/31/1995  3/31/1996

NASDAQ COMPOSITE INDEX         $100       $97       $112       $120       $134       $182
AMEX COMPOSITE INDEX           $100       $97       $106       $111       $120       $147
PEER GROUP                     $100       $90        $51        $46        $70        $74
POLYMEDICA INDUSTRIES          $100       $83        $71        $37        $51        $63


                              CERTAIN TRANSACTIONS

     In December 1994, certain executive officers of the Company purchased in the aggregate 100,000 shares of the Company's common stock on the open market. The purchases, valued at $415,000, were funded by an interest-free note issued by the Company to each officer. The terms of the notes provide for each executive to repay the Company within five years from the date of the note with Company shares having a market value equal to the original principal of the note. As required by the Internal Revenue Code, an annual amount equal to the market rate of interest at the time each note was issued is imputed to each officer. Amounts loaned to Mr. Lee, Dr. Szycher, Dr. Siciliano, Mr. Walters, Mr. Zappa, and Andrew M. Reed, Ph.D., were $93,403, $93,403, $78,874, $49,815,
$49,815, and $49,815, respectively. In June 1996, Dr. Szycher tendered Company shares whose fair market value at the time of tender was equal to his officer loan as payment in full for that obligation.

     Boston Special Risks Insurance Agency, Inc, of which Mr. Soltys is President and Owner, is the Company's agent for corporate insurance. The Company paid approximately $560,000 and $535,000 in premiums in connection with these insurance policies in fiscal 1996 and 1995, respectively. The Company believes that the terms on which it receives insurance from Boston Special Risks Insurance Agency, Inc. are at least as favorable as the terms which could be obtained from an unrelated third party.

                APPROVAL OF AMENDMENT TO 1990 STOCK OPTION PLAN

     The Board of Directors believes that the future success of the Company depends on its ability to attract, retain, and motivate key employees with experience and ability. On November 8, 1990, the Board of Directors adopted, and on February 2, 1991 the stockholders approved, the Company's Stock Option Plan, which provides for the grant of stock options to employees, directors, and consultants of the Company and its subsidiaries. Options granted under the Stock Option Plan may be either options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-statutory stock options. On August 2, 1996, the Board of Directors adopted, subject to stockholder approval, amendments to the Stock Option Plan, increasing from 2,000,000 to 2,400,000 the number of shares available for issuance under the Stock Option Plan (the "1990 Plan Amendment"). Under the Stock Option Plan, the Company is currently authorized to grant options to purchase up to an aggregate of 2,000,000 shares of Common Stock. As of June 30, 1996, the Company had outstanding options under the Stock Option Plan (cumulative grants, less lapses and cancellations) totalling 1,630,262.

     The Stock Option Plan is administered by the Compensation Committee of the Board of Directors which selects the recipients of options and determines other matters such as: (i) the number of shares of Common Stock covered by the option;
(ii) the vesting schedules of options; (iii) the exercise price (which, in the case of incentive stock options, cannot be less than 100% of the fair market value on the date of grant); and (iv) the duration of the option (which, in the case of incentive stock options, cannot exceed ten years). All options are non-transferable. While the Company may grant options which are exercisable at different times or within different periods, the Company generally grants options which vest in quarterly installments over three years. The exercise price for options issued under the Stock Option Plan is payable in cash. The Board in its discretion may provide financial assistance to an option holder who exercises an option. This financial assistance may include, but need not be limited to, loans, guarantees or installment payment plans.

     As option grants under the Stock Option Plan to employees are discretionary, the Company cannot now determine the number of options to be received in the future by any particular current executive officer, by all current executive officers as a group, or by non-executive officer employees as a group. The number of such options granted to individuals shall be determined by the Compensation Committee, pursuant to the terms of the Stock Option Plan. As of June 30, 1996, the Company had 59 employees, 57 of whom had been granted options under the Stock Option Plan. For additional information regarding the ownership of options by the named executive officers of the Company, see the table under the heading "Fiscal Year-End Option Table" above.

     Federal Tax Consequences of Participation the Stock Option Plan. Options granted under the Stock Option Plan may be incentive stock options within the meaning of Section 422 of the Code or non-statutory options.

     INCENTIVE STOCK OPTIONS. In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). Nevertheless, in the case of a participant who has not been an employee of the Company at all times between the date on which a particular option was granted (the "Grant Date") and the date that is three months before the date on which the option is exercised (the "Exercise Date"), and for purposes of the alternative minimum tax, an option will be treated as though it were a non-statutory option and taxed as described below under "Non-Statutory Options". While a participant will pay alternative minimum tax only to the extent of the excess of that tax over the participant's regular tax, the treatment of an option as a non-statutory option for purposes of the alternative minimum tax could create such an excess.

     Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the Grant Date and one year from the Exercise Date, then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If the participant sells ISO Stock prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then the participant generally will recognize ordinary compensation income in an amount equal to the lesser of: (i) the excess of the fair market value of the ISO Stock on the Exercise Date over the exercise price; and (ii) the excess of the sale price of the ISO Stock over the exercise price.

     A participant making a Disqualifying Disposition will also recognize capital gain in an amount equal to the excess of the sale price of the ISO Stock over the fair market value of the ISO Stock on the Exercise Date. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of the sale and will be a short-term capital gain if the participant has held the ISO Stock for a shorter period.

     If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of the sale and will be a short-term capital loss if the participant has held the ISO Stock for a shorter period.

     NON-STATUTORY STOCK OPTIONS. As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a non-statutory option. Unlike the case of an incentive stock option, however, a participant will recognize taxable income upon the exercise of a non-statutory option. In particular, a participant who exercises a non-statutory option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option (the "NSO Stock") on the Exercise Date over the exercise price.

     With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the NSO Stock for a shorter period.

     TAX CONSEQUENCES TO THE COMPANY. The grant of a stock option under the Stock Option Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option acquired under the Stock Option Plan nor the sale of any Common Stock acquired under the Stock Option Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the Stock Option Plan. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

     WITHHOLDING. While a participant's Disqualifying Disposition of ISO Stock will result in the recognition of ordinary compensation income, the Company will have no withholding obligation with respect to that income. Nevertheless, the Company will have a withholding obligation with respect to ordinary compensation income recognized upon the exercise of a non-statutory option by a participant who is employed by the Company. The Company will require any such participant to provide it with sufficient cash to satisfy this withholding obligation.

BOARD RECOMMENDATION

     The Board of Directors believes that the 1990 Plan Amendment is in the best interest of the Company and its stockholders and therefore recommends that the stockholders vote FOR this proposal.

           APPROVAL OF AMENDMENT TO 1992 DIRECTORS' STOCK OPTION PLAN

     The Board of Directors believes that the future success of the Company depends on its ability to attract, retain, and motivate directors with experience and ability. The Directors' Plan was adopted by the Company's Board of Directors and approved by the Company's stockholders in January 1992. On August 2, 1996, the Board of Directors adopted, subject to stockholder approval, amendments to the Directors' Plan, increasing from 63,000 to 200,000 the number of shares available for issuance under the Directors' Plan (the "Directors' Plan Amendment"). Under the Directors' Plan, the Company is currently authorized to grant options to purchase up to an aggregate of 63,000 shares of Common Stock. As of June 30, 1996, the Company had outstanding options under the Stock Option Plan totalling 44,625.

     The Directors' Plan provides that (1) each eligible director will be granted an option to purchase 2,625 shares of Common Stock upon his or her initial election as a director and (2) each director will also be granted an option to purchase 2,625 shares in September of each year. Effective July 15, 1996, the annual option grant increased to 7,500 shares for each director. No director will be granted more than one such option in any calendar year.

     The Directors' Plan is administered by the Board of Directors. The exercise price of options granted under the Directors' Plan will equal 100% of the fair market value of Common Stock as of the date of grant. The term of each option is ten years, and options vest immediately. Options generally are not assignable except by will or by the laws of descent and distribution.

     FEDERAL INCOME TAX CONSEQUENCES. For a description of federal tax consequences to participants under the Directors' Plan, see the description of non-statutory stock options under the heading "Federal Tax Consequences of Participation in Stock Option Plans," above.

BOARD RECOMMENDATION

     The Board of Directors believes that the Directors' Plan Amendment is in the best interest of the Company and its stockholders and therefore recommends that the stockholders vote FOR this proposal.

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Subject to ratification by the stockholders, the Board of Directors, on the recommendation of its Audit Committee, has selected the firm of Coopers & Lybrand as the Company's independent public accountants for the current year. Coopers & Lybrand has served as the Company's independent public accountants since 1990.

     Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

     If the stockholders do not ratify the selection of Coopers & Lybrand as the Company's independent public accountants, the selection of such accountants will be reconsidered by the Board of Directors.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company at its principal office in Woburn, Massachusetts not later than April 6, 1997, for inclusion in the proxy statement for that meeting.

                                            By Order of the Board of Directors,

                                            /s/  ERIC G. WALTERS

                                            ERIC G. WALTERS, Clerk

August 5, 1996

     THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                         POLYMEDICA INDUSTRIES, INC.

             ANNUAL MEETING OF STOCKHOLDERS -- SEPTEMBER 13, 1996

     The undersigned, having received notice of the meeting and management's Proxy Statement therefor, and revoking all prior proxies, hereby appoint(s) Steven J. Lee, Arthur A. Siciliano and John K.P. Stone III, and each of them (with full power of substitution), as proxies of the undersigned to attend the Annual Meeting of Stockholders of PolyMedica Industries, Inc. (the "Company") to be held on Thursday September 12, 1996 and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of Common Stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

     Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

     IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

1. To elect Richard H. Bard and Thomas S. Soltys, Jr. as Class II Directors of the Company:

                FOR  /  /               WITHHOLD AUTHORITY  /  /

                                        _____________________________________

                                        _____________________________________
                                        To withhold authority with respect
                                        to a particular nominee, write his or
                                        her name in the space provided above.

2. To approve the amendment to the Company's 1990 Stock Option Plan, as described in the accompanying Proxy Statement.

        FOR  /  /           AGAINST  /  /           ABSTAIN  /  /

3. To approve the amendment to the Company's 1992 Directors' Stock Option Plan, as described in the accompanying Proxy Statement:

        FOR  /  /           AGAINST  /  /           ABSTAIN  /  /

4. To ratify the selection of Coopers & Lybrand L.L.P. as the independent auditors of the Company for the year ending March 31, 1997.

        FOR  /  /           AGAINST  /  /           ABSTAIN  /  /

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR ANY PROPOSAL SPECIFIED ABOVE, THIS PROXY WILL BE VOTED FOR SUCH ELECTION TO OFFICE OR PROPOSAL.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                        ________________________________

                                        ________________________________
                                                   Signature(s)

                                        Dated: _________________________

    Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.